Exhibit 10.1

AMENDMENT NO. 1, dated as of ___________, _____, to the CHANGE OF CONTROL EMPLOYMENT AGREEMENT (the “Agreement”), dated as of __________, _____ by and between MEDTRONIC, INC. (the “Company”) and __________________ (the “Executive”).

WHEREAS, the Company and the Executive have previously entered into the Agreement;

WHEREAS, the Company and the Executive mutually desire to make certain amendments to the Agreement as deemed advisable to prevent an inclusion of income or imposition of penalties under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or as deemed advisable to facilitate compliance with Section 409A of the Code.

NOW, THEREFORE, pursuant to Section 12(h) of the Agreement (renumbered by this Amendment No. 1 as Section 12(g)) in order to ensure compliance with Section 409A of the Code, the Agreement is hereby amended as follows:

1.           Section 1(a) of the Agreement is hereby deleted, and the following substituted therefor:

The “Effective Date” shall mean the first date during the Change of Control Period (as defined in Section l(b)) on which a Change of Control) occurs. Anything in this Agreement to the contrary notwithstanding, if (A) the Executive’s employment with the Company is terminated by the Company or the Executive terminates employment because the Executive ceases to be an officer of the Company, (B) the Date of Termination occurs prior to the date on which a Change of Control occurs, and (C) it is reasonably demonstrated by the Executive that such termination of employment or cessation of status as an officer (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (ii) otherwise arose in connection with or anticipation of the Change of Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to such Date of Termination.

2.           The final sentence of Section 5(e) is hereby deleted, and the following substituted therefor:

Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Executive experiences, and the Company and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination described in this Section 5 constitutes, a “separation from service” within the meaning of Section 409A of the Code, and, notwithstanding the foregoing, the date on which such separation from service takes place shall be the “Date of Termination.”

3.           The final sentence of Section 6(a) is hereby amended by deleting the words “and except as otherwise provided in Section 12(g) with respect to an Anticipatory Termination.”

4.           Section 12(g) is hereby deleted in its entirety.

5.           Section 12(h) is hereby renumbered Section 12(g), and the following substituted therefor:

The Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. If the Executive dies following the Date of Termination and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive’s estate within 30 days after the date of the Executive’s death. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date). Prior to the Effective Date but within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with the Executive, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code.

6.           Except as provided herein, the Agreement shall remain in full force and effect, provided, however, that the Company is hereby authorized and directed, but shall not be required, to execute and deliver an amendment and restatement of the Agreement in order to reflect this Amendment No. 1. The Agreement together with this Amendment No. 1 shall be considered one and the same agreement. All capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

7.           This Amendment No. 1 is being made pursuant to Section 12(h) of the Agreement (hereby renumbered Section 12(g)) in order to ensure compliance with Section 409A of the Code and shall become effective as of the date first set forth above.

MEDTRONIC, INC.

By:
Title:

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